UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

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FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): March 1, 2006

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Tegal Corporation
(Exact name of Registrant as Specified in its Charter)

Delaware (State or other jurisdiction of incorporation)	000-26824 (Commission File Number)	68-0370244 (I.R.S. Employer Identification No.)

2201 South McDowell Boulevard
Petaluma, California 94954
(Address of Principal Executive Offices)

(707) 763-5600
(Registrant’s telephone number, including area code)

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01. Other Events.

        On March 1, 2006, Tegal Corporation announced that it will seek stockholder approval to implement a reverse stock split at its annual meeting of stockholders on July 21, 2006, in order to meet the minimum per share market price requirements for continued listing on the NASDAQ Capital Market. The date for determining stockholders of record entitled to receive notice of, and to vote at, the annual meeting is May 19, 2006.

        A definitive proxy statement containing important information regarding the proposed reverse stock split will be mailed to all stockholders on or about June 21, 2006. Copies of the proxy statement are also available at no charge from the Securities and Exchange Commission’s website: www.sec.gov. Stockholders are urged to read the proxy statement prior to submitting their vote.

        The Company believes that a reverse stock split, which will result in a higher per share price and corresponding lower number of total shares issued and outstanding at the time of implementation, should help increase the marketability of its stock to a broader range of potential new investors and enable the Company to attain the minimum $1.00 per share bid price for its common stock.

        The Company’s Board of Directors is asking stockholders to vote on and approve a proposal to effect a reverse split of the Company’s common stock at one of two possible ratios: either (a) a one for eight ratio; or (b) a one for twelve ratio. The stockholders are being asked to grant authority to the Board of Directors to determine, in its discretion, the actual ratio of the reverse stock split immediately prior to the effective date of the reverse stock split, and when such reverse stock split should be implemented.

        As of March 1, 2006 there were 83,973,854 shares of Tegal Corporation common stock outstanding. The reverse stock split would affect all Tegal Corporation common stock, stock options and warrants outstanding immediately prior to the effective time of the reverse stock split, if approved.

SIGNATURES

        Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: March 2, 2006	TEGAL CORPORATION By: /s/ Christine Hergenrother Name: Christine Hergenrother Title: Chief Financial Officer